UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant                     [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[X] Soliciting Material under Rule 14a-12

                            SOVEREIGN BANCORP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                            SOVEREIGN BANCORP, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)Title of each class of securities to which transaction applies:

    (2)Aggregate number of securities to which transaction applies:

    (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)Proposed maximum aggregate value of transaction:

    (5)Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)Amount previously paid:

    (2)Form, Schedule or Registration Statement No.:

    (3)Filing Party:

    (4)Date Filed:

--------------------------------------------------------------------------------
On October 20, 2005 Sovereign Bancorp, Inc. issued the following press release:

NEWS RELEASE

MEDIA CONTACT
Ed Shultz                           610-378-6159     eshultz1@sovereignbank.com
Rhonda Barnat/Mike Pascale          212-371-5999
Abernathy MacGregor

SOVEREIGN COMMENTS ON FILING OF RELATIONAL INVESTORS

PHILADELPHIA, PA, October 20, 2005 -- Sovereign Bancorp, Inc., (NYSE: SOV) today said it was extremely disappointed that Relational Investors has chosen to commence a process that could only be costly and disruptive to our continued aggressive plan to run a bank in accordance with prudent risk management principles, specifically in this environment.

"We remain committed to listen to all shareholder suggestions while we continue to create above average long-term value for our shareholders," said Jay Sidhu, Chairman, President and CEO of Sovereign Bancorp. "Sovereign's share price has outperformed the DJIA, S&P 500 and S&P Bank indices over the last 10 years, 5 years, and 3 years resulting in above average long-term shareholder value creation. As of yesterday's closing stock price, our 5-year compounded annual growth rate is 23% and year-to-date we have returned 98% of our net income to our shareholders through dividends and share repurchases while meeting the street's earnings expectations.

"We have negotiated in good faith with David Batchelder of Relational over the past few months and after their announcement we can only conclude that they are putting their own firm's agenda and what they call their franchise ahead of what is in the best interest of all our shareholders. We intend to vigorously oppose Relational's efforts."

About Sovereign Bancorp Inc.
----------------------------
Sovereign Bancorp, Inc., ("Sovereign") (NYSE: SOV), is the parent company of Sovereign Bank, a $63 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 10,000 team members with principal markets in the Northeast United States. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Sovereign is the 19th largest banking institution in the United States. For more information on Sovereign Bank, visit http://www.sovereignbank.com or call 1-877-SOV-BANK.

-----------------------------
Sovereign Bancorp, Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies from shareholders of Sovereign. Information regarding the names of Sovereign's directors and executive officers and their respective interests in Sovereign by security holdings or otherwise is set forth in Sovereign's proxy statement relating to the 2005 annual meeting of shareholders, which may be obtained free of charge at the SEC's website at www.sec.gov and Sovereign's website at www.sovereignbank.com. Additional information regarding the interests of such potential participants will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with Sovereign's 2006 annual meeting of stockholders.

Sovereign Bancorp, Inc. will file a Proxy Statement on Schedule 14A with the SEC in connection with its 2006 annual meeting of shareholders, which, when filed, will be available free of charge at the SEC's website at www.sec.gov. Investors and security holders are advised to read Sovereign's Proxy Statement, when available, and the other materials to be filed by Sovereign related to the proxy solicitation, when available, because they will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement on Schedule 14A and all other related material to be filed by Sovereign with the SEC (when they are filed and become available) free of charge at the SEC's website at www.sec.gov or by contacting Sovereign's proxy solicitors, Innisfree M&A Incorporated at 1-888-750-5834 or Mackenzie Partners, Inc. at 1-800-322-2885. Sovereign also will provide a copy of these materials without charge at the Investor Relations section of its website at www.sovereignbank.com.